Rule 424B1
Registration No. 333-45116

PROSPECTUS

$327,000,000

55 Jewelers Park Drive
Neenah, Wisconsin 54957-0156
(920) 722-3451

Debt Securities
Common Stock
(with attached Preferred Stock Purchase Rights)

     When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

     Plexus Corp. may offer from time to time:

•	unsecured debt securities consisting of debentures, notes and/or other evidences of unsecured indebtedness in one or more series

•	common stock, par value $.01 per share (with attached preferred stock purchase rights)

•	any combination of the foregoing, at an aggregate initial offering price not to exceed $327,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

     Plexus common stock is quoted on the Nasdaq Stock Market, under the symbol “PLXS.” On June 8, 2004, the last reported sale price for the common stock was $14.32 per share.

     We urge you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision. Investing in our securities involves risks. See “Risk Factors” beginning on page 2.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2004.

     We have not authorized anyone to give any information or to make any representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. You should not rely upon any other information or representation as having been authorized by us or any underwriter, dealer or agent. Plexus does not imply or represent by delivering this prospectus that Plexus, or its business, is unchanged after the date of the prospectus or that the information herein is correct as of any time after that date.

     The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed in 2000 with the Securities and Exchange Commission, utilizing a “shelf” registration process. Using the shelf process, we may, from time to time, offer any combination of securities described in this prospectus in one or more offerings. Our initial total offering price was up to $500,000,000. We have already sold $173,000,000 of that total amount in an offering in 2000, and therefore have $327,000,000 remaining.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and any pricing supplement that will contain specific information about the terms of that particular offering. The prospectus supplement or pricing supplement may also add, update or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits. You should read both this prospectus and any applicable prospectus supplement together with the additional information described at “Where You Can Find More Information.”

     When used in this prospectus and any prospectus supplement, the terms “Plexus,” “we,” “our,” “us” and the “Company” refer to Plexus Corp. and its subsidiaries.

THE COMPANY

     Plexus is a participant in the Electronic Manufacturing Services, or EMS, industry. We provide product realization services to original equipment manufacturers, or OEMs, in the networking/datacommunications/telecom, medical, industrial/commercial, computer and transportation/other industries. We provide advanced electronics design, manufacturing and testing services to our customers with a focus on complex, high technology and high reliability products. We offer our customers the ability to outsource all stages of product realization, including development and design, materials procurement and management, prototyping and new product introduction, testing, manufacturing, production configuration, logistics and test/repair.

     Our customers include both industry-leading original equipment manufacturers and emerging technology companies. Due to our focus on serving manufacturers in the advanced electronics technology, our business is influenced by major technological trends such as the level and rate of development of telecommunications infrastructure, the expansion of network computing and internet use, the federal Food and Drug Administration's approval of new medical devices, and the expansion of outsourcing by original equipment manufacturers.

     We provide most of our contract manufacturing services on a turnkey basis, which means that we procure some or all of the materials required for product assembly. We provide some services on a consignment basis, which means that the customer supplies materials necessary for product assembly. Turnkey services include material procurement and warehousing, in addition to manufacturing, and involve greater resource investment than consignment services. Other than certain test equipment used for internal manufacturing, we do not design or manufacture our own proprietary products.

     Our headquarters and largest operations are located in Neenah, Wisconsin. At March 31, 2004, we had approximately 5,900 full-time employees operating from 19 active facilities in 16 locations, utilizing approximately 1.6 million square feet. Of those full-time employees, approximately 300 were engineers and technologists, operating from eight engineering sites. Prior to fiscal 2003, we expanded our capacity and geographic reach through a series of strategic acquisitions. Through these transactions, we have enhanced our access to, and ability to provide services within important technology corridors including Boston, Chicago, San Jose and Seattle; established facilities in Europe, Mexico and Asia; and significantly increased the size and capabilities of our medical services offerings. In April 2004, we announced plans to acquire an additional facility in Malaysia.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

     This prospectus and any prospectus supplement, including the documents incorporated by reference, may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in the forward- looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “intend,” “objective” and similar words and expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements include factors described under the caption “Risk Factors” or similar cautionary captions in the documents incorporated herein by reference.

RISK FACTORS

     Any investment in the securities we are offering involves significant risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference into this prospectus or in any supplement to this prospectus, before you decide to buy our securities. If any of the following risks actually occur, our business, operating results and financial condition would suffer, possibly to a material degree. In these circumstances, the market price of our securities could decline, and you may lose part or all of the money you paid to buy our securities. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the “Where You Can Find More Information” section of this prospectus.

Our customer requirements and operating results vary significantly from quarter to quarter, which could negatively impact the price of our common stock.

     Our quarterly and annual results may vary significantly depending on various factors, many of which are beyond our control. These factors include:

•	the volume of customer orders relative to our capacity,

•	the level and timing of customer orders, particularly in light of the fact that some of our customers release a significant percentage of their orders during the last few weeks of a quarter,

•	the typical short life cycle of our customers’ products,

•	market acceptance of and demand for our customers’ products,

•	customer announcements of operating results and business conditions,

•	changes in our sales mix to our customers,

•	business conditions in our customers’ industries,

•	the timing of our expenditures in anticipation of future orders,

•	our effectiveness in managing manufacturing processes,

•	changes in cost and availability of labor and components,

•	local events that may affect our production volume, such as local holidays,

•	credit ratings and stock analyst reports and

•	changes in economic conditions and world events.

     The EMS industry is impacted by the state of the U.S. and global economies and world events. A slowdown or flat performance in the U.S. or global economies, or in particular in the industries served by us, may result in our customers’ reducing their forecasts. Over the previous two years, our sales were adversely affected by the slowdown in the networking/datacommunications/telecom and industrial/commercial markets, as a result of reduced end-market demand and reduced availability of venture capital to fund existing and emerging technologies. These factors substantially influenced our levels of net sales. The demand for our services could weaken or decrease, which in turn would impact our sales, capacity utilization, margins and results.

     The percentage of our sales to customers in the networking/datacommunications/telecom industry has increased significantly in recent quarters. When an increasing percentage of our net sales are made to customers in a particular industry, we become more dependent upon the performance of that industry and the economic and business conditions that affect it.

     Our quarterly and annual results are affected by the level and timing of customer orders, fluctuations in material costs and availabilities, and the degree of capacity utilization in the manufacturing process.

The majority of our sales come from a relatively small number of customers; if we lose any of these customers, our sales and operating results could decline significantly.

     Sales to our largest customer for the six months ended March 31, 2004 represented 13 percent of our net sales. Sales to our two largest customers for the six months ended March 31, 2003 represented 13 percent and 10 percent, respectively. Sales to our largest customer in fiscal 2003 represented 12 percent of our net sales. No other customers represented 10 percent or more of our net sales in any of those periods or fiscal 2002 or 2001. Sales to our ten largest customers have represented a majority, or near majority, of our net sales in recent periods. Our ten largest customers accounted for approximately 56 percent and 55 percent for the six months ended March 31, 2004 and 2003, respectively, and 55 percent, 48 percent and 51 percent of our net sales in fiscal 2003, 2002 and 2001, respectively. Our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, could seriously harm our business. If we are not able to replace expired, canceled or reduced contracts with new business on a timely basis, our sales will decrease.

Our customers may cancel their orders, change production quantities or delay production.

     Electronics manufacturing service providers must provide rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers, and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons that are beyond our control. The success of our customers’ products in the market and the strength of the markets themselves affect our business. Cancellations, reductions or delays by a significant customer or by a group of customers could seriously harm our operating results. Such cancellations, reductions or delays have occurred and may continue to occur in response to a slowdown in the overall economy.

     In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, facility requirements, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers’ commitments and the possibility of rapid changes in demand for their products reduce our ability to accurately estimate the future requirements of those customers. Because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can harm our gross margins and operating results.

     As we have experienced recently, customers may require rapid increases in production, which can stress our resources and reduce operating margins. Although we have had a net increase in our manufacturing capacity over the past few fiscal years, we have significantly reduced our capacity from its peak, and we may not have sufficient capacity at any given time to meet all of our customers’ demands or to meet the requirements of a specific program.

Failure to manage our contraction, and our future growth, if any, may seriously harm our business.

     Periods of contraction or reduced sales, such as the periods that occurred from fiscal 2001 through 2003, create tensions and challenges. We must determine whether all facilities remain productive, determine whether staffing levels need to be reduced, and determine how to respond to changing levels of customer demand. While maintaining multiple facilities or higher levels of employment increases short-term costs, reductions in employment could impair our ability to respond to later market improvements or to maintain customer relationships. Our decisions as to how to reduce costs and capacity, such as the closure of our San Diego and Richmond facilities and the reduction in the number of employees, can affect our expenses, and therefore our short-term and long-term results.

     We are involved in a multi-year project to install a common ERP platform and associated information systems. The project was begun at a time when anticipated sales growth and profitability were expected to be much higher than actually occurred in the past two fiscal years. Although our recent financial performance has improved, we continue to review a number of alternatives to this project, including curtailment or slow-down in the rate of implementation. As of March 31, 2004, ERP implementation costs included in net property, plant and equipment totaled $28.0 million and we anticipate incurring at least an additional $2.1 million in capital expenditures for the

ERP platform over the rest of fiscal 2004; changes in the scope of this project could result in impairment of these capitalized costs.

     Due to the recent rapid sales growth, we have experienced a significant need for additional employees and facilities in fiscal 2004. We have added many employees around the world, and our board of directors recently approved expansion of our operations in Penang, Malaysia, and a 5-year extension of a lease on one of our manufacturing facilities in Neenah, Wisconsin. Our response to these changes in business conditions in fiscal 2004, compared to the two previous fiscal years, has resulted in additional costs to support our growth. If we are unable to manage this growth and any future growth effectively, our operating results could be harmed.

Operating in foreign countries exposes us to increased risks.

     We have operations in China, Malaysia, Mexico and the United Kingdom. As noted above, we are in the process of expanding our operations in Malaysia, and we may in the future expand in these and/or into other international regions. We have limited experience in managing geographically dispersed operations in these countries. We also purchase a significant number of components manufactured in foreign countries. Because of these international aspects of our operations, we are subject to the following risks that could materially impact our operating results:

•	economic or political instability,

•	transportation delays or interruptions and other effects of less developed infrastructure in many countries,

•	foreign exchange rate fluctuations,

•	utilization of different systems and equipment,

•	difficulties in staffing and managing foreign personnel and diverse cultures and

•	the effects of international political developments.

     In addition, changes in policies by the U.S. or foreign governments could negatively affect our operating results due to changes in duties, tariffs, taxes or limitations on currency or fund transfers. For example, our Mexico based operation utilizes the Maquiladora program, which provides reduced tariffs and eases import regulations, and we could be adversely affected by changes in that program. Also, the Malaysian and Chinese subsidiaries currently receive favorable tax treatment from the governments in those countries for approximately 2 to 10 years, which may or may not be renewed.

We may not be able to maintain our engineering, technological and manufacturing process expertise.

     The markets for our manufacturing and engineering services are characterized by rapidly changing technology and evolving process development. The continued success of our business will depend upon our ability to:

•	retain our qualified engineering and technical personnel,

•	maintain and enhance our technological capabilities,

•	develop and market manufacturing services which meet changing customer needs, and

•	successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis.

     Although we believe that our operations utilize the assembly and testing technologies, equipment and processes that are currently required by our customers, we cannot be certain that we will develop the capabilities required by our customers in the future. The emergence of new technology industry standards or customer requirements may render our equipment, inventory or processes obsolete or noncompetitive. In addition, we may have to acquire new assembly and testing technologies and equipment to remain competitive. The acquisition and implementation of new technologies and equipment may require significant expense or capital investment that could reduce our operating margins and our operating results. Our failure to anticipate and adapt to our customers’ changing technological needs and requirements could have an adverse effect on our business.

Our manufacturing services involve inventory risk.

     Most of our contract manufacturing services are provided on a turnkey basis, where we purchase some or all of the required materials. These services involve greater resource investment and inventory risk than consignment services, where the customer provides these materials. Accordingly, various component price increases and inventory obsolescence could adversely affect our selling price, gross margins and operating results.

     In our turnkey operations, we need to order parts and supplies based on customer forecasts, which may be for a larger quantity of product than is included in the firm orders ultimately received from those customers. For example, the first six months of fiscal 2004 saw a significant increase in inventories to support increased sales and expected growth in customer programs. Customers’ cancellation or reduction of orders can result in additional expense to us. While most of our customer agreements include provisions which require customers to reimburse us for excess inventory specifically ordered to meet their forecasts, we may not actually be reimbursed or be able to collect on these obligations. In that case, we could have excess inventory and/or cancellation or return charges from our suppliers.

     In addition, we provide a managed inventory program under which we hold and manage finished goods inventory for some of our key customers. The managed inventory program may result in higher finished goods inventory levels, further reduce our inventory turns and increase our financial risk with such customers, although our customers have contractual obligations to purchase the inventory from us.

We may not be able to obtain raw materials or components for our assemblies on a timely basis or at all.

     We rely on a limited number of suppliers for many components used in the assembly process. We do not have any long-term supply agreements. At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. At times, component shortages have been prevalent in our industry, and in certain areas recur from time to time. In some cases, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production, of assemblies using that component, which contributed to an increase in our inventory levels. We expect that shortages and delays in deliveries of some components will continue from time to time, especially as demand for those components increase. An increase in economic activity could result in shortages, if manufacturers of components do not adequately anticipate the increased orders and/or have previously excessively cut back their production capability in view of reduced activity in recent years. World events, such as terrorism, armed conflict and epidemics, also could affect supply chains. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing and shipping delays, which could harm our relationships with customers and reduce our sales.

     A significant portion of our sales is derived from turnkey manufacturing in which we provide materials procurement. While most of our customer contracts permit quarterly or other periodic adjustments to pricing based on decreases and increases in component prices and other factors, we typically bear the risk of component price increases that occur between any such repricings or, if such repricing is not permitted, during the balance of the term of the particular customer contract. Accordingly, component price increases could adversely affect our operating results.

Start-up costs and inefficiencies related to new or transferred programs can adversely affect our operating results.

     Start-up costs, the management of labor and equipment resources in connection with the establishment of new programs and new customer relationships, and the need to estimate required resources in advance can adversely affect our gross margins and operating results. These factors are particularly evident in the early stages of the life cycle of new products and new programs or program transfers. The effects of these start-up costs and inefficiencies can also occur when we open new facilities, such as our additional facility in Penang, Malaysia. These factors also affect our ability to efficiently use labor and equipment. Due to the improved economy and our increased marketing efforts, we are currently managing a number of new programs. Consequently, our exposure to these factors has increased. In addition, if any of these new programs or new customer relationships were terminated, our operating results could be harmed, particularly in the short term.

We may have new customer relationships with emerging companies, which may present more risks than with established companies.

     We anticipate that less than 5 percent of our fiscal 2004 sales will be to emerging companies. However, as with other customer relationships, there are no purchase commitments with emerging companies, and the revenues we actually achieve may not meet our expectations. Because emerging companies do not have a history of operations, it is harder for us to anticipate needs and requirements than with established customers. Our operating results could be harmed if sales do not develop to the extent and within the timeframe we anticipate.

     Customer relationships with emerging companies also present special risks. For example, because they do not have an extensive product history, there is less demonstration of market acceptance of their products. Also, due to the current economic environment, additional funding for such companies may be more difficult to obtain, and these customer relationships may not continue or materialize to the extent we plan or we previously experienced. This tightening of financing for start-up customers, together with many start-up customers’ lack of prior earnings and unproven product markets, increases our credit risk and exposure to inventory write-offs. Although we adjust reserves for accounts receivable and inventories for all customers, including start-up customers, based on the information available, these reserves may not be adequate.

We are subject to extensive government regulations.

     We are also subject to environmental regulations relating to the use, storage, discharge, recycling and disposal of hazardous chemicals used in our manufacturing process. If we fail to comply with present and future regulations, we could be subject to future liabilities or the suspension of business. These regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or incur significant expense. While we are not currently aware of any material violations, we may have to spend funds to comply with present and future regulations or be required to perform site remediation.

     In addition, our medical device business, which represented approximately 31 percent of our net sales for the first six months of fiscal 2004 and 32 percent in fiscal 2003, is subject to substantial government regulation, primarily from the FDA and similar regulatory bodies in other countries. We must comply with statutes and regulations covering the design, development, testing, manufacturing and labeling of medical devices and the reporting of certain information regarding their safety. Failure to comply with these rules can result in, among other things, our and our customers being subject to fines, injunctions, civil penalties, criminal prosecution, recall or seizure of devices, or total or partial suspension of production. The FDA also has the authority to require repair or replacement of equipment, or refund of the cost of a device manufactured or distributed by our customers. Violations may lead to penalties or shutdowns of a program or a facility. In addition, failure or noncompliance could have an adverse effect on our reputation.

     In recent periods, our sales related to the defense industry, including homeland security, have begun to increase. Companies that design and manufacture for this industry face governmental and other requirements that could materially affect their financial condition and results of operations.

Products we manufacture may contain design or manufacturing defects that could result in reduced demand for our services and liability claims against us.

     We manufacture products to our customers’ specifications that are highly complex and may at times contain design or manufacturing defects. Defects have been discovered in products we manufactured in the past and, despite our quality control and quality assurance efforts, defects may occur in the future. Defects in the products we manufacture, whether caused by design, manufacturing or component defects, may result in delayed shipments to customers or reduced or cancelled customer orders. If these defects occur in large quantities or too frequently, our business reputation may also be tarnished. In addition, these defects may result in liability claims against us. Even if customers are responsible for the defects, they may or may not be able to assume responsibility for any costs or payments.

Our products are for the electronics industry, which produces technologically advanced products with short life cycles.

     Factors affecting the electronics industry, in particular the short life cycle of products, could seriously harm our customers and, as a result, us. These factors include:

•	the inability of our customers to adapt to rapidly changing technology and evolving industry standards that result in short product life cycles,

•	the inability of our customers to develop and market their products, some of which are new and untested, and

•	the potential that our customers’ products may become obsolete or the failure of our customers’ products to gain widespread commercial acceptance.

Increased competition may result in decreased demand or prices for our services.

     The electronics manufacturing services industry is highly competitive and has become more so as a result of excess capacity in the industry. We compete against numerous U.S. and foreign electronics manufacturing services providers with global operations, as well as those who operate on a local or regional basis. In addition, current and prospective customers continually evaluate the merits of manufacturing products internally. Consolidations and other changes in the electronics manufacturing services industry result in a continually changing competitive landscape. The consolidation trend in the industry also results in larger and more geographically diverse competitors that may have significantly greater resources with which to compete against us.

     Some of our competitors have substantially greater managerial, manufacturing, engineering, technical, financial, systems, sales and marketing resources than we do. These competitors may:

•	respond more quickly to new or emerging technologies,

•	have greater name recognition, critical mass and geographic and market presence,

•	be better able to take advantage of acquisition opportunities,

•	adapt more quickly to changes in customer requirements,

•	devote greater resources to the development, promotion and sale of their services, and

•	be better positioned to compete on price for their services.

     We may be operating at a cost disadvantage compared to manufacturers who have greater direct buying power from component suppliers, distributors and raw material suppliers or who have lower cost structures. As a result, competitors may have a competitive advantage and obtain business from our customers. Our manufacturing processes are generally not subject to significant proprietary protection, and companies with greater resources or a greater market presence may enter our market or increase their competition with us. Increased competition could result in price reductions, reduced sales and margins or loss of market share.

     We depend on certain key personnel, and the loss of key personnel may harm our business.

     Our future success depends in large part on the continued service of our key technical and management personnel, and on our ability to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the development of new products and processes and the manufacture of existing products. The competition for these individuals is significant, and the loss of key employees could harm our business.

We may fail to successfully complete future acquisitions and may not successfully integrate acquired businesses, which could adversely affect our operating results.

     Although we have previously grown through acquisitions, our current focus is on pursuing organic growth opportunities. If we were to pursue future growth through acquisitions, however, this would involve significant risks that could have a material adverse effect on us. These risks include:

Operating risks, such as the:

•	inability to integrate successfully our acquired operations’ businesses and personnel,

•	inability to realize anticipated synergies, economies of scale or other value,

•	difficulties in scaling up production and coordinating management of operations at new sites,

•	strain placed on our personnel, systems and resources,

•	possible modification or termination of an acquired business’ customer programs, including cancellation of current or anticipated programs, and

•	loss of key employees of acquired businesses.

Financial risks, such as the:

•	use of cash resources, or incurrence of additional debt and related interest expenses,

•	dilutive effect of the issuance of additional equity securities,

•	inability to achieve expected operating margins to offset the increased fixed costs associated with acquisitions, and/or inability to increase margins at acquired entities to Plexus’ desired levels,

•	incurrence of large write-offs or write-downs,

•	impairment of goodwill and other intangible assets, and

•	unforeseen liabilities of the acquired businesses.

     Expansion of our business and operations may negatively impact our business.

     We are expanding our presence in Malaysia and may further expand our operations by establishing or acquiring other facilities or by expanding capacity in our current facilities. We may expand both in geographical areas in which we currently operate and in new geographical areas within the United States and internationally. We may not be able to find suitable facilities on a timely basis or on terms satisfactory to us. Expansion of our business and operations involves numerous business risks, including:

•	the inability to successfully integrate additional facilities or capacity and to realize anticipated synergies, economies of scale or other value,

•	additional fixed costs which may not be fully absorbed by the new business,

•	difficulties in the timing of expansions, including delays in the implementation of construction and manufacturing plans,

•	creation of excess capacity, and the need to reduce capacity elsewhere if anticipated sales or opportunities do not materialize,

•	diversion of management’s attention from other business areas during the planning and implementation of expansions,

•	strain placed on our operational, financial, management, technical and information systems and resources,

•	disruption in manufacturing operations,

•	incurrence of significant costs and expenses, and

•	inability to locate enough customers or employees to support the expansion.

We may fail to secure necessary financing.

     In October 2003, we entered into a secured revolving credit facility (the ‘Secured Credit Facility”) with a group of banks. The Secured Credit Facility allows us to borrow up to $100 million. However, we cannot assure that the Secured Credit Facility will provide all of the financing capacity that we will need in the future.

     Our future success may depend on our ability to obtain additional financing and capital to support increased sales and our possible future growth. We may seek to raise capital by:

•	issuing additional common stock or other equity securities,

•	issuing debt securities,

•	modifying existing credit facilities or obtaining new credit facilities, and

•	a combination of these methods.

     We may not be able to obtain capital when we want or need it, and capital may not be available on satisfactory terms. If we issue additional equity securities or convertible debt to raise capital, it may be dilutive to shareholders’ ownership interests. Furthermore, any additional financing may have terms and conditions that adversely affect our business, such as restrictive financial or operating covenants, and our ability to meet any financing covenants will largely depend on our financial performance, which in turn will be subject to general economic conditions and financial, business and other factors.

The price of our common stock has been and may continue to be volatile.

     Our stock price has fluctuated significantly in recent periods. The price of our common stock may fluctuate significantly in response to a number of events and factors relating to us, our competitors and the market for our services, many of which are beyond our control.

     In addition, the stock market in general, and especially the Nasdaq Stock Market, along with share prices for technology companies in particular, have experienced extreme volatility, including weakness, that sometimes has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating results. Our stock price and the stock price of many other technology companies remain below their peaks.

     Among other things, volatility and weakness in Plexus’ stock price could mean that investors will not be able to sell their shares at or above the prices that they paid. Volatility and weakness could also impair Plexus’ ability in the future to offer common stock or convertible securities as a source of additional capital and/or as consideration in the acquisition of other businesses.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov. Our common stock is quoted on the Nasdaq Stock Market under the symbol “PLXS,” and you can obtain information about us at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we filed with the Securities and Exchange Commission. You may refer to the registration statement and the exhibits for more information about us and the securities. The registration statement and the exhibits are available at the Securities and Exchange Commission’s Public Reference Room or through its Web site.

     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the year ended September 30, 2003;

•	our reports on Form 10-Q for the quarterly periods ended December 31, 2003 and March 31, 2004;

•	the description of our common stock contained in our Form 8-A/A registration statement filed on May 20, 1999, including any amendment or report filed for the purpose of updating that description; and

•	the description of our preferred stock purchase rights contained in our Form 8-A/A registration statement filed on December 6, 2000, including any amendment or report filed for the purpose of updating that description.

     You may request a copy of these filings, other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Plexus Corp.
55 Jewelers Park Drive
P.O. Box 156
Neenah, Wisconsin 54957-0156
Attention: Investor Relations
Telephone: (920) 722-3451

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use the prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume the information in this prospectus or any applicable prospectus supplement is accurate and complete as of any time after its date.

USE OF PROCEEDS

     Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for one or more of the following purposes:

•	capital expenditures and capacity expansion,

•	working capital requirements and other general corporate purposes,

•	possible acquisitions, and

•	refinance, in part, existing indebtedness.

     The specific terms of any indebtedness repaid or refinanced with the net proceeds from the sale of securities will be included in the applicable prospectus supplement. We may temporarily invest funds not required immediately for these purposes in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the six months ended March 31, 2004, and for the five fiscal years ended September 30, 2003.

	Six Months	Fiscal Years Ended September 30,
	Ended
	March 31, 2004	2003(2)		2002	2001	2000	1999
Ratio of Earnings to Fixed Charges (1)	3.3x	(12.3x	)	0.3x	7.5x	11.4x	9.9x

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, cumulative effect of change in accounting methods, discontinued operations, extraordinary items and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expenses and one-third of rent expense which is deemed representative of an interest factor.

(2)	Coverage of earnings to fixed charges was negative in fiscal 2003. The amount of the coverage deficit was $92.4 million. Losses in fiscal 2003 included significant restructuring charges and the effect of a change in accounting principles relating to goodwill which resulted from prior acquisitions.

DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities in one or more series under an Indenture (the “Indenture”) between us and LaSalle Bank National Association, as Trustee, the form of which is filed as an exhibit to the registration statement. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939.

     The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by express reference to the Indenture and the Securities Resolution or the supplemental indenture authorizing a series. However, we have included the provisions which we believe to be material. Copies of the Indenture will be filed with the Securities and Exchange Commission. Capitalized terms used in this section without definition have the meanings given to those terms in the Indenture.

     The particular terms of the debt securities offered by a prospectus supplement will be described in that supplement, along with any applicable modifications of or additions to the general terms of the debt securities as described herein and in the Indenture. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the description of the debt securities in this prospectus and in the prospectus supplement.

General

     The Indenture does not limit the amount of debt securities that can be issued or our ability or that of our subsidiaries to incur, assume or guarantee debt. In addition, the Indenture does not restrict our ability or that of our subsidiaries to create or permit liens. It provides that the debt securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions or supplemental indentures creating the series.

     As of the date of this prospectus, there were no debt securities outstanding under the Indenture. The ranking of a series of debt securities with respect to all our indebtedness will be established by the Securities Resolution or supplemental indenture creating the series.

Terms

     Reference is made to the prospectus supplement for the following terms, if applicable, of the debt securities offered thereby:

•	the designation, aggregate principal amount, currency or composite currency in which principal or interest may be paid and denominations,

•	the price at which the debt securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest,

•	the maturity date and other dates, if any, on which principal will be payable,

•	the interest rate or rates, if any, or method of calculating the interest rate or rates,

•	the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest,

•	the manner of paying principal and interest,

•	the place or places where principal and interest will be payable,

•	the terms of any mandatory or optional redemptions by us including any sinking fund,

•	the terms of any conversion or exchange rights,

•	the terms of any redemptions at the option of holders,

•	any tax indemnity provisions,

•	if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments,

•	the portion of principal payable upon acceleration of a discounted debt security (as defined below),

•	whether and upon what terms debt securities may be defeased,

•	whether any events of default or covenants in addition to or in lieu of those set forth in the Indenture apply,

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form,

•	the ranking of the debt securities, and

•	any other terms not inconsistent with the provisions of the Indenture, including any covenants or other terms that may be required or advisable.

     We may issue debt securities as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as specified in the terms of the series.

     In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States, and a bearer debt security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by us to comply with United States laws and regulations.

     Registration of transfer of registered debt securities may be requested upon surrender thereof at any office or agency we maintain for that purpose and upon fulfillment of all other requirements of the agent.

     Securities may be issued under the Indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount thereof. Special U.S. federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating to any discounted debt securities. “Discounted debt security” means a security where the amount of principal due upon acceleration is less than the stated principal amount payable at maturity.

Covenants

     Any covenants that may apply to a particular series of debt securities will be described in the prospectus supplement relating thereto.

Ranking of Debt Securities

     Unless stated otherwise in a prospectus supplement, the debt securities will be unsecured and will rank equally and ratably with our other unsecured and unsubordinated debt. The debt securities will not be secured by our properties or assets and will represent unsecured debt. The Indenture does not limit the ability of any of our subsidiaries to issue, assume or guarantee debt, and the debt securities will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

Successor Obligor

     The Indenture provides that, unless otherwise specified in the Securities Resolution establishing a series of debt securities, we shall not consolidate with or merge into, or transfer all or substantially all of our assets to, any person in any transaction in which we are not the survivor, unless:

•	the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof,

•	the person assumes by supplemental indenture all of our obligations under the Indenture, the debt securities and any coupons,

•	all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained, and

•	immediately after the transaction no default (as defined below) exists.

     The successor shall be substituted for us, and thereafter all of our obligations under the Indenture, the debt securities and any coupons shall terminate.

Exchange of Debt Securities

     Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered debt securities at an office or agency we maintain for that purpose and upon fulfillment of all other requirements of our agent.

Default and Remedies

     Unless the Securities Resolution establishing the series otherwise provides (in which event the prospectus supplement will so state), an “event of default” with respect to a series of debt securities will occur if:

•	we default in any payment of interest on any debt securities of that series when the same becomes due and payable and the default continues for a period of 30 days,

•	we default in the payment of the principal and premium, if any, of any debt securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise,

•	we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of that series as required by the Securities Resolution establishing that series,

•	we default in the performance of any of our other agreements applicable to the series and the default continues for 60 days after the notice specified below,

•	pursuant to or within the meaning of any Bankruptcy Law (as defined below), we:

(A)	commence a voluntary case,

(B)	consent to the entry of an order for relief against us in an involuntary case,

(C)	consent to the appointment of a Custodian for us or for all or substantially all of our property, or

(D)	make a general assignment for the benefit of our creditors;

•	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against us in an involuntary case,

(B)	appoints a Custodian for us or for all or substantially all of our property,

(C)	orders our liquidation, and the order or decree remains unstayed and in effect for 60 days, or

•	there occurs any other event of default provided for in such series.

     The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

     “Default” means any event which is, or after notice or passage of time would be, an event of default. A default is not an event of default until the Trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. If an event of default occurs and is continuing on a series, the Trustee by notice to us, or the holders of at least 25% in principal amount of the series, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. The holders of a majority in principal amount of the series, by notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. If an event of default occurs and is continuing on a series, the Trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the Trustee and holders of the series.

     The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the debt securities of the series. Subject to certain limitations, holders of a majority in principal amount of the debt securities of the series may direct the Trustee in its exercise of any trust or power with respect to such series. Except in the case of default in payment on a series, the Trustee may withhold from holders of that series notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. We are required to furnish the Trustee annually a brief certificate as to our compliance with all conditions and covenants under the Indenture.

     The Indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of debt securities, would not constitute an event of default. A Securities Resolution may provide for a cross-default provision, in which case the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

     The Indenture and the debt securities or any coupons of the series may be amended, and any default may be waived as follows: Unless the Securities Resolution otherwise provides (in which event the prospectus supplement will so state), we and the Trustee may amend the debt securities, the Indenture and any coupons with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. Unless the Securities Resolution otherwise provides (in which event the prospectus supplement will so state), a default on a particular series may be waived with the consent of the holders of a majority in principal amount of the debt securities of the series. However, without the consent of each debt security holder affected, no amendment or waiver may:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver,

•	reduce the interest on or change the time for payment of interest on any debt security,

•	change the fixed maturity of any debt security or change the amount or time for any payment of any sinking fund or similar fund,

•	reduce the principal of any non-discounted debt security,

•	reduce the amount of the principal of any discounted debt security that would be due on acceleration, upon redemption or upon maturity,

•	change the currency in which the principal of or interest on a debt security is payable,

•	make any change that materially adversely affects the right to convert or exchange any debt security, or

•	waive any default in payment of interest on or principal of a debt security.

     Without the consent of any debt security holder, we and the Trustee may amend the Indenture, the debt securities or any coupons to:

•	cure any ambiguity, omission, defect, or inconsistency,

•	provide for assumption of our obligations to debt security holders in the event of a merger or consolidation requiring such assumption,

•	provide that specific provisions of the Indenture shall not apply to a series of debt securities not previously issued,

•	create a series and establish its terms,

•	provide for a separate Trustee for one or more series, or

•	make any change that does not materially adversely affect the rights of any debt security holder.

Legal Defeasance and Covenant Defeasance

     Debt securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth in the Indenture and described briefly below. We, at any time, may terminate as to a series all of our obligations (except certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Security, to replace destroyed, lost or stolen debt securities and coupons, and to maintain paying agencies in respect of the debt securities) with respect to the debt securities of the series and any related coupons and the Indenture (“legal defeasance”). We, at any time, may terminate as to a series our obligations, if any, with respect to the debt securities and coupons of the series under any restrictive covenants which may be applicable to a particular series (“covenant defeasance”).

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an event of default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any restrictive covenants which may be applicable to the particular series deferred.

     To exercise either defeasance option as to a series, we must:

•	irrevocably deposit in trust with the Trustee or another trustee money or U.S. government obligations,

•	deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all debt securities of the series to maturity or redemption, as the case may be, and

•	comply with other specified conditions; in particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

     “U.S. government obligations” means direct obligations of the United States or an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations.

Regarding the Trustee

     LaSalle Bank National Association will act as Trustee and registrar for debt securities issued under the Indenture and, unless otherwise indicated in a prospectus supplement, the Trustee will also act as transfer agent and paying agent with respect to the debt securities. We may remove the Trustee with or without cause if we so notify the Trustee three months in advance and if we are not in default during the three-month period. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not Trustee.

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. Our articles of incorporation currently designate 1,000,000 of the preferred shares as Series A Junior Participating Preferred Stock of which no shares are issued or outstanding.

Common Stock

     As of March 31, 2004, there were 43,038,783 shares of common stock outstanding held of record by 1,019 shareholders. As of March 31, 2004, there were outstanding options to purchase approximately 4,423,942 shares of common stock, of which approximately 2,972,468 were immediately exercisable. Our common stock is quoted on the Nasdaq Stock Market under the symbol “PLXS.”

     Holders of common stock are entitled to one vote for each share held on all matters to be voted upon by the shareholders and do not have cumulative rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend payable to the outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

     Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable. However, Wisconsin law imposes personal liability on shareholders of Wisconsin corporations for debts owed to employees for services performed, but not exceeding six months service in any one case.

     The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may determine and issue in the future, as described below. Currently, there are no shares of preferred stock outstanding.

Preferred Stock

     Our board is authorized without further shareholder approval to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof. These include the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption of price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Plexus. We have no present plans to issue any shares of preferred stock, but have designated 1,000,000 shares of Series A Junior Participating Preferred Stock in connection with the adoption of our shareholder rights plan, described below.

Shareholder Rights Plan

     On August 13, 1998, our board of directors adopted a shareholder rights plan which provides for one preferred stock purchase right for each outstanding common stock. The rights agreement, as amended to date, provides that until the rights distribution date, the rights will be transferred with and only with the common stock until the triggering event. The rights are evidenced by common stock certificates. The rights are non-exercisable until the rights distribution date. The rights will expire on August 12, 2008.

     Each right entitles shareholders to buy one-two hundredth of a share of newly created Series A Junior Participating Preferred Stock at an exercise price of $280.00, subject to adjustment, in the event a person acquires or makes a tender exchange offer for 15% or more of the outstanding stock. In such event, each right entitles the holder, other than the person acquiring 15% or more of the outstanding stock, to purchase shares of common stock with market value of twice the rights’ exercise price. In addition, if we are acquired in a merger or other business combination or if we sell more than 50% of our consolidated assets or voting power, our shareholders are entitled (other than the acquiror) to purchase for the purchase price shares of the common stock of the acquiring entity or its parents having a market value of two times the exercise price. At any time prior to such event, the board of directors may redeem the rights at one cent per share per right. The existence of the rights may, under certain circumstances, render more difficult or discourage attempts to acquire us.

Statutory Provisions Applicable to Common Stock

     Business Combination Statute. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a company that is a “resident domestic corporation” and an “interested shareholder.” A business combination is defined to include any of the following transactions:

•	a merger or share exchange,

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to 5% or more of the market value of the stock or consolidated assets of the company or 10% of its consolidated earning power or income,

•	the issuance of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock of the company,

•	the adoption of a plan of liquidation or dissolution, or

•	certain other transactions involving the interested shareholder.

     A “resident domestic corporation” is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following:

•	its principal offices are located in Wisconsin,

•	it has significant business operations located in Wisconsin,

•	more than 10% of the holders of record of its shares are residents of Wisconsin, or

•	more than 10% of its shares are held of record by residents of Wisconsin.

     Plexus is a resident domestic corporation for purposes of these statutory provisions.

     An interested shareholder is defined to mean a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation or who is an affiliate or associate of the resident domestic corporation and beneficially owned 10% or more of the voting power of the then outstanding voting stock within the last three years.

     Under this law, we cannot engage in a business combination with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested shareholder before such acquisition. We may engage in a business combination with an interested shareholder after the three-year period with respect to that shareholder expires only if one or more of the following conditions is satisfied:

•	the board of directors approved the acquisition of the stock prior to such shareholder’s acquisition date,

•	the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder, or

•	the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

     Fair Price Statute. The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A significant shareholder for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation, or is an affiliate of the resident domestic corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation within the last two years. Any such business combination must be approved by 80% of the voting power of the resident domestic corporation’s stock and at least two-thirds of the voting power of the corporation’s stock not beneficially owned by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met:

•	the aggregate value of the per share consideration is equal to the highest of:

(A)	the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination,

(B)	the market value of the corporation’s shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher, or

(C)	the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled, and

•	either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

     Control Share Voting Restrictions. Under Section 180.1150 of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation, the voting power of shares of a resident domestic corporation held by any person or group of persons acting together in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation’s shareholders have approved restoration of the full voting power of the otherwise restricted shares.

     Defensive Action Restrictions. Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following:

•	acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares, or

•	sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

     The foregoing provisions of Wisconsin law and the Plexus shareholder rights agreement, the ability to issue additional shares of the common stock and preferred stock without further shareholder approval (except as may be required by the Nasdaq Stock Market corporate governance standards) and the ability of the board of directors to fix the designations of further classes of preferred stock (including the ability to issue preferred stock with substantial voting rights) could have the effect, among others, of discouraging take-over proposals for or impeding a business combination involving Plexus.

BOOK-ENTRY

     The Depository Trust Company (“DTC”) may act as securities depository for the securities, in which case the applicable prospectus supplement will so provide. The securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered global certificates will be issued for the securities representing the aggregate principal amount of the debt securities or the number of shares of common stock offered by the applicable prospectus supplement and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the 1934 Act, as amended. DTC holds securities that its participants (the “Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the “Indirect Participants,” and together with the Direct Participants, the “Participants”). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of the securities within the DTC system must be made by or through Direct Participants which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (a “beneficial owner”) will in turn be recorded on the Direct and Indirect Participants’ respective records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interest in the securities will be effected by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in securities except in the event that use of the book-entry system for the securities is discontinued.

     The deposit of the securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other direct communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the securities of an issue are being redeemed, DTC’s practice will determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC mails an omnibus proxy (an “omnibus proxy”) to the Participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     Principal, premium, if any, and interest on the debt securities and dividends on common stock, if applicable, will be paid to DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name,” and will be the responsibility of such Participant and not of DTC, the underwriters, or Plexus, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest on the debt securities and dividends on common stock, if applicable, to DTC is the responsibility of the Company or the Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving us reasonable notice. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the securities are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor securities depository). In that event, certificates for the securities will be printed and delivered.

     We will not have any responsibility or obligation to Participants or to the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominees or any Direct or Indirect Participant with respect to any ownership interest in the securities, or with respect to payments or providing of notice to the Direct Participants, the Indirect Participants or the beneficial owners.

     So long as Cede & Co. is the registered owner of the securities, as nominee of DTC, references herein to holders of the securities shall mean Cede & Co. or DTC and shall not mean the beneficial owners of the securities.

     The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC. None of Plexus, the Trustees or the underwriters take any responsibility for the accuracy or completeness thereof.

PLAN OF DISTRIBUTION

     We may sell the securities offered under this prospectus through underwriters, agents or dealers or directly to purchasers.

Underwriters

     The relevant prospectus supplement will identify any agents or underwriters and describe their compensation, including any underwriting discount, placement fee or other commission. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange or automated quotation systems on which any offered debt securities may be listed or quoted.

     The distribution of securities under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

Agents and Direct Sales

     If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by various institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks,

•	insurance companies,

•	pension funds,

•	investment companies, or

•	educational and charitable institutions.

     The institutional purchaser’s obligations will be subject only to the condition that the purchase of the securities is permitted at the time of delivery. The dealers and our agents will not be responsible for the validity or performance of the contract.

General Information

     Underwriters, dealers and agents participating in a sale of securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and dealers to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the agents, underwriters or dealers may be required to make as a result of those civil liabilities.

     Our common stock is quoted on the Nasdaq Stock Market under the symbol “PLXS.” Unless we indicate differently in a prospectus supplement, we will not list the debt securities on any securities exchange or seek to have them included on the Nasdaq Stock Market or any other automated quotation system. If we sell a security offered under this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but is not obligated to do so. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered under this prospectus.

     Agents and underwriters and their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiary companies in the ordinary course of business.

CERTAIN LEGAL MATTERS

     The validity of the securities to be sold pursuant to this prospectus will be passed upon for us by Quarles & Brady LLP, Milwaukee, Wisconsin, counsel to Plexus.

EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.